UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 11, 2005 (October 4, 2005)

Behringer Harvard Short-Term Opportunity Fund I LP
(Exact Name of Registrant as Specified in Its Charter)

Texas	000-51291	71-0897614
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas 75001
(Address of principal executive offices)
(Zip Code)

(866) 655-1620
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 4, 2005, Behringer Harvard Mockingbird Commons LP (the “Borrower”), a partnership of which Behringer Harvard Short-Term Opportunity Fund I LP (the “Registrant”) has a 70% interest through direct and indirect ownership, entered into a Construction Loan Agreement (the “Construction Loan Agreement”) with Texans Commercial Capital, LLC (the “Construction Lender”). Borrowings available under the Construction Loan Agreement may total up to $34,047,458 (the “Construction Loan”). The Construction Loan Agreement is further evidenced by a promissory note from the Borrower for the benefit of the Construction Lender. The interest rate under the Construction Loan Agreement is equal to the Wall Street Journal Prime Rate plus one-half percent (0.5%), with interest being calculated on the unpaid principal. Monthly payments of unpaid accrued interest are required through September 1, 2007. A final payment of the principal and unpaid accrued interest is due and payable on October 1, 2007, the maturity date. The Borrower may extend the maturity date of the Construction Loan Agreement for up to three additional terms of one year each. Prepayment of principal can be made, in whole or in part, without penalty or premium, provided that each prepayment of less than the full outstanding principal balance shall be in an amount equal to at least one million dollars or multiples thereof.

In addition, the Registrant has guaranteed payment of the obligation under the Construction Loan Agreement in the event that, among other things, the Borrower or Registrant becomes insolvent or enters into bankruptcy proceedings. The Construction Loan Agreement is secured by (i) an Amended and Restated Deed of Trust and Security Agreement by the Borrower to Joel B. Fox and/or John C. O’Shea, as trustee, for the benefit of the Construction Lender and (ii) an Absolute Assignment of Leases and Rents by the Borrower for the benefit of the Construction Lender.

Additionally, on October 4, 2005, the Borrower entered into a loan agreement (the “ANB Loan Agreement”) with American National Bank of Texas (the “ANB Lender”). Borrowings available under the ANB Loan Agreement may total up to $36,218,000 (the “ANB Loan”). The ANB Loan Agreement is further evidenced by a promissory from the Borrower to the ANB Lender. The interest rate under the ANB Loan Agreement is equal to the lesser of (i) the thirty day London Inter Bank Offer Rate (“LIBOR”), plus two and seventy-five hundredths percent (2.75%) per annum or (ii) the maximum rate allowed by law. Monthly payments of interest are required through September 1, 2007, with a final payment of the unpaid principal and unpaid accrued interest due on September 30, 2007, the maturity date. Prepayment, in whole or in part, is permitted from time to time, prior to the maturity date without penalty or premium. The Borrower has the option to extend the maturity date of the ANB Loan Agreement for one year. The Mockingbird Commons Property is subject to a deed of trust to collateralize payment of the ANB Loan Agreement.

The Registrant has guaranteed payment of the obligation under the ANB Loan Agreement in the event that, among other things, the Borrower or Registrant becomes insolvent or enters into bankruptcy proceedings. The ANB Loan Agreement is secured by an Amended and Restated Deed of Trust and Security Agreement by the Borrower to John H. Davison, as trustee, for the benefit of the ANB Lender.

On November 8, 2004, the Registrant acquired a 70% interest in the ownership of a nine-story hotel located on approximately 5.4 acres of land in Dallas, Texas (the “Mockingbird Commons Property”), through its direct and indirect partnership interests in the Borrower. The site is planned for redevelopment as a 475,000 square foot mixed-use project with a boutique hotel, high-rise luxury condominiums and retail stores. The Mockingbird Commons Property currently has no significant operations and no operations are planned until the redevelopment process has been completed. The contract purchase price for the Mockingbird Commons was $17,000,000, excluding closing costs. The Mockingbird Commons Property was acquired by the Borrower using borrowings of $13,000,000 (the “Mockingbird Commons Loan”) under a loan agreement with Texans Commercial Capital, LLC (the “Mockingbird Commons Loan Agreement”) to pay a portion of the purchase price. Additional borrowings of $4,000,000 were available under the Mockingbird Commons Loan Agreement for preliminary development costs. The Mockingbird Commons Property was subject to a deed of trust to collateralize payment of the Construction Loan Agreement.

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Initial advances under the Construction Loan Agreement and the ANB Loan Agreement were used by the Borrower to satisfy, among other things, the outstanding principal balance under the Mockingbird Commons Loan of $17,000,000. Additional advances under the Construction Loan Agreement and the ANB Loan Agreement must be used by the Borrower for payment of costs and expenses incurred for the development, financing and construction of the Mockingbird Commons Property.

The foregoing description of the Construction Loan Agreement, ANB Loan Agreement and related documents is qualified in its entirety by reference to such agreements, which have been filed as exhibits to this Form 8-K and are incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(c) Exhibits.

The following exhibits are filed herewith in accordance with Item 601 of Regulation S-K:

99.1	Construction Loan Agreement between Behringer Harvard Mockingbird Commons LP and Texans Commercial Capital, LLC.

99.2	Loan Agreement between American National Bank of Texas and Behringer Harvard Mockingbird Commons LP.

99.3	Amended and Restated Promissory Note made between Behringer Harvard Mockingbird Commons LP and American National Bank of Texas.

99.4	Guaranty Agreement made between Behringer Harvard Short-Term Opportunity Fund I LP and American National Bank of Texas.

99.5	Amended and Restated Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing by Behringer Harvard Mockingbird Commons LP, as grantor, to John H. Davidson, as trustee, for the benefit of American National Bank of Texas.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BEHRINGER HARVARD SHORT-TERM OPPORTUNITY FUND I LP
	By:	Behringer Harvard Advisors II LP, Co-General Partner
Dated: October 11, 2005	By:	/s/ Gary S. Bresky
Gary S. Bresky
Chief Financial Officer

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